Exhibit 99

Carpenter Technology Reports Third Quarter Results

    WYOMISSING, Pa.--(BUSINESS WIRE)--April 23, 2004--Carpenter Technology Corporation (NYSE:CRS) today reported strong sales growth worldwide, continued improvement in operating performance and significant free cash flow generation for the third fiscal quarter ended March 31, 2004.
    Results improved despite steep increases in the cost of raw materials and energy, the engineered materials company said.
    Net sales for the recent third quarter were $280.4 million compared to $234.6 million for the same period a year ago.
    Net income in the third quarter was $9.5 million or $.39 per diluted share, compared to $1.7 million or $.06 per diluted share a year ago. This year's third quarter included $4.4 million or $.12 per diluted share of non-cash pension and retiree medical expenses. The quarter a year ago benefited from non-cash net pension income of $0.8 million or $.02 per diluted share.
    Free cash flow, defined as net cash provided before financing activities but after dividends and excluding the effects of marketable securities, was $47.4 million in the third quarter versus $22.6 million a year ago.
    Carpenter's total debt, net of cash and marketable securities and including amounts outstanding under its receivables purchase facility, was $265.7 million at the end of the recent third quarter. This net debt level is $55.6 million lower than at the end of the previous quarter and $113.7 million lower than a year ago.

    Year-to-Date Results

    Net sales for the first nine months of the current fiscal year were $719.9 million, compared with last year's level of $658.7 million. For the nine-month period a year ago, sales included $12.9 million from companies that were subsequently divested.
    Net income for the first nine months of the current fiscal year was $17.5 million or $.72 per diluted share, compared to a net loss of $16.4 million or $.79 per diluted share for the same period a year ago. For the nine month period, non-cash pension and retiree medical expenses were $13.2 million or $.36 per diluted share. For the same period a year ago, Carpenter had non-cash net pension income of $2.6 million or $.07 per diluted share.
    Through the first nine months of the current fiscal year, Carpenter had other income of $8.2 million. Other income primarily reflected the receipt of funds under the "Continued Dumping and Subsidy Offset Act of 2000" and payment from a litigation matter. In the same period a year ago, the company had other income of $4.4 million primarily as a result of the receipt of funds under this program.
    Earlier this fiscal year Carpenter had a special charge of $2.3 million or $.06 per diluted share associated with the early repayment of debt. For the nine-month period a year ago, the company had special charges of $27.0 million or $.73 per diluted share, associated with cost reduction initiatives.
    For the first nine months of this fiscal year, the company generated $79.0 million of free cash flow versus $48.5 million for the same period a year ago.

    Third Quarter - Operating Summary

    "During the quarter, we experienced a strong increase in sales due to improved demand across most markets and the effect of recent pricing actions, including the pass through of escalating raw material and energy costs. In addition, our sales benefited from a weaker U.S. dollar," said Robert J. Torcolini, chairman, president and chief executive officer.
    Third quarter sales improved for virtually all end-use markets compared to a year ago. Automotive market sales increased 34 percent; medical market sales, 34 percent; industrial market sales, 21 percent; aerospace and power generation market sales, 12 percent; and consumer market sales, 15 percent in the quarter from a year ago.
    Geographically, sales outside the United States increased 36 percent from a year ago and represented 29 percent of third quarter sales.
    Carpenter's gross profit in the third quarter improved to $48.7 million or 17.4 percent of sales from $35.9 million or 15.3 percent of sales a year ago. The gross profit in the recent third quarter included non-cash pension and retiree medical expenses of $3.1 million or 1.1 percent of sales. In the third quarter a year ago, the gross profit reflected non-cash pension income of $1.0 million or 0.4 percent of sales.
    The improvement in gross profit reflects lower costs realized through lean and variation reduction initiatives and a better product mix. This improvement occurred despite steep increases in raw materials and energy costs.
    As a result of the improvement in gross profit, Carpenter's third quarter income before other income and expense (net sales less cost of sales and selling and administrative expenses) increased to $18.9 million or 6.7 percent of sales from $7.8 million or 3.3 percent of sales a year ago. The improvement more than offset the change in the non-cash pension and retiree medical expense to $4.4 million from non-cash income of $0.8 million in the third quarter a year ago.

    Outlook

    "We expect that Carpenter's results will increasingly reflect our efforts to align product pricing with the value delivered and to focus on those products in which the company can most profitably compete globally," Torcolini said. "We are encouraged by the cost reductions and operating improvements made during the past several quarters and believe that there is substantial opportunity for further improvement through a continuous focus on lean and variation reduction initiatives."
    Carpenter said that it now expects its free cash flow to exceed $100 million for the current fiscal year before a potential $25 million contribution to fund future post-retirement medical expenses.

    Segment Results - Third Quarter

    Specialty Metals

    Net sales for the quarter ended March 31, 2004 for the Specialty Metals segment, which includes the Specialty Alloys Operations (SAO), Dynamet, and Carpenter Powder Products (CPP) business units, were $253.2 million or $48.9 million higher than in the same quarter a year ago.
    SAO sales increased 25 percent from the same quarter a year ago due to a better product mix and pricing actions, including the pass through of escalating raw material and energy costs. In addition, SAO volume increased 8 percent.
    Dynamet's sales increased 13 percent in the third quarter versus a year ago, largely related to stronger demand, share gains in the medical market and pricing actions. CPP's sales were 11 percent higher than a year ago due also to increased volume and pricing actions.
    Income for the Specialty Metals segment was $24.0 million, compared to $8.1 million a year ago. The increase in income reflects lower costs through realized operating efficiencies, including better yields and improved productivity, and reduced selling and administrative expenses.

    Engineered Products Segment

    Net sales for this segment, which includes sales of fabricated metal and ceramic components, were $28.0 million, compared to $31.1 million a year ago. Last year's third quarter included $1.4 million in sales from businesses that were subsequently divested. Sales in this segment reflected increased demand by the medical, automotive and industrial markets, which was offset by lower sales to the nuclear power market.
    Income for the Engineered Products segment increased to $4.2 million in the third quarter from $2.8 million a year ago. The increase primarily reflected improved operating efficiencies and the benefit of lean and variation reduction initiatives.

    Segment Results - Year-to-Date

    Specialty Metals

    Net sales for the first nine months of fiscal 2004 for the Specialty Metals segment were $640.8 million, compared to $569.2 million for the same period a year ago.
    SAO sales increased 13 percent from a year ago, due to stronger demand from key markets. SAO volume was 3 percent lower than last year, due to an intentional reduction in the sale of marginally profitable products.
    Dynamet's sales increased 17 percent during the first nine months versus the same period a year ago. The increase is due primarily to higher volumes sold to the medical market and pricing actions. CPP's sales were 9 percent higher than a year ago due also to increased volume and pricing actions.
    Income for the Specialty Metals segment was $50.3 million for the first nine months in fiscal 2004 or $34.5 million higher than the same period a year ago. The increase in income reflects lower costs through realized operating efficiencies, including better yields and improved productivity, and reduced selling and administrative expenses.

    Engineered Products Segment

    Net sales for this segment year to date in fiscal 2004 were $81.0 million, compared to $91.2 million for the same period a year ago. This group of companies benefited from stronger demand from the medical, automotive and aerospace markets. The period a year ago included $12.9 million from businesses that were subsequently divested.
    Income for the Engineered Products segment for the first nine months of fiscal 2004 was $11.2 million versus $9.4 million for the same period a year ago. Income in the period a year ago included $0.8 million from businesses that were subsequently divested. The increase in income was primarily associated with cost savings from lean and variation reduction initiatives.

    Net Pension Credit

    In the third quarter of fiscal 2004, Carpenter had non-cash pension and retiree medical expenses of $4.4 million or $.12 per diluted share. This compares to non-cash net pension income of $0.8 million or $.02 per diluted share for the same quarter a year ago. The net pension amount is actuarially determined as of each June 30 and typically held constant throughout the fiscal year.
    For the nine months of the current fiscal year, non-cash pension and retiree medical expenses were $13.2 million or $.36 per diluted share. For the same period a year ago, Carpenter had non-cash net pension income of $2.6 million or $.07 per diluted share.
    The pension expense is a non-cash item, as the company's defined benefit pension plan remains well funded and, as in prior years, the company is not required to make a cash contribution to the plan.

    Special Charges

    Earlier this fiscal year, Carpenter incurred a special charge of $2.3 million or $.06 per diluted share. The charge was incurred as a result of a $20 million open market purchase of medium-term notes previously issued by the company and the unwinding of interest rate swaps associated with the partial repayment of foreign currency loans.
    In the first nine months a year ago, Carpenter incurred special charges of $27.0 million or $.73 per diluted share. The charges were primarily related to the company's cost reduction initiatives.

    Other Items

    In the third quarter of fiscal 2004, selling and administrative expenses of $29.8 million were 10.6 percent of sales versus $28.1 million or 12.0 percent of sales in the quarter a year ago. Selling and administrative expenses included non-cash pension and retiree medical expenses of $1.3 million in the current third quarter versus $0.3 million in the quarter a year ago. The increase in selling and administrative expenses reflected higher employee variable compensation costs and the increased non-cash pension and retiree medical expenses from a year ago, partially offset by lower depreciation and reduced professional fees.
    For the nine months of fiscal 2004, selling and administrative expenses of $87.8 million were 12.2 percent of sales compared to $90.3 million or 13.7 percent of sales in the same period a year ago. For the nine months of the current fiscal year, non-cash pension and retiree medical expenses included in selling and administrative expenses were $3.9 million versus $0.8 million a year ago.
    The favorable impacts of lower depreciation and professional fees were the primary reasons for the decline.
    Interest expense for the quarter was $5.6 million as compared to $7.7 million a year ago, due to reduced debt levels and lower interest rates. For the nine months of fiscal 2004, interest expense was $18.0 million or $5.5 million lower than the same period a year ago.
    Other income for the quarter was $0.5 million, compared to $1.1 million a year ago. Last year's third quarter included $0.9 million from a gain on the sale of a business. Other income for the nine months of fiscal 2004 was $8.2 million versus $4.4 million for the same period a year ago.

    Cash Flow and Liquidity

    Carpenter has maintained the ability to provide cash to meet its needs through cash flow from operations, management of working capital and the flexibility to use outside sources of financing to supplement internally generated funds.
    Free cash flow for the third quarter was $47.4 million, compared to $22.6 million a year ago. For the nine-month period ended March 31, 2004, free cash flow was $79.0 million, compared to $48.5 million for the same period a year ago.
    Carpenter believes that its current financial resources, both from internal and external sources, will be more than adequate to meet its foreseeable needs. At the end of the third quarter, Carpenter had approximately $170 million available under its credit facilities.

    Conference Call

    Carpenter will host a conference call and webcast on Friday, April 23, at 10 a.m., Eastern Time, to discuss the results of operations for the third quarter.
    Please call 610-208-2800 for details of the conference call. The call will also be made available through www.vcall.com.

    Carpenter produces and distributes specialty alloys, including stainless steels, titanium alloys and superalloys, and various engineered products. Information about Carpenter can be found on the Internet at www.cartech.com, with selected products sold online at www.carpenterdirect.com.

    Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2003, its Form 10-Q for the second quarter and its most recent registration statement on Form S-4, filed on September 16, 2003, as amended on October 3, 2003. They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, power generation, automotive, industrial and consumer, all of which are subject to changes in general economic and financial market conditions; 2) the ability of Carpenter to ensure adequate supplies of raw materials and to recoup increased costs of electricity, natural gas, and raw materials, such as nickel, through increased prices and surcharges; 3) domestic and foreign excess manufacturing capacity for certain metals that Carpenter produces; 4) fluctuations in currency exchange rates, resulting in increased competition and downward pricing pressure on certain Carpenter products; 5) the degree of success of government trade actions; 6) fluctuations in capital markets that could impact the valuation of the assets and liabilities in Carpenter's pension trusts and the accounting for pension plans; 7) the potential cost advantages that new competitors or competitors who have reorganized through bankruptcy may have; 8) the transfer of manufacturing capacity from the United States to foreign countries; 9) the consolidation of customers and suppliers; and 10) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products. Any of these factors could have an adverse and/or fluctuating effect on Carpenter's results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.




                   CONSOLIDATED STATEMENT OF INCOME
                 (in Millions, Except per Share Data)


                                     Three Months      Nine Months
                                         Ended            Ended
                                       March 31          March 31
                                   ----------------- -----------------

                                     2004     2003     2004     2003
                                   -------- -------- -------- --------

NET SALES                           $280.4   $234.6   $719.9   $658.7

Cost of sales                        231.7    198.7    597.3    553.3
                                   -------- -------- -------- --------
Gross profit                          48.7     35.9    122.6    105.4

Selling and administrative
 expenses                             29.8     28.1     87.8     90.3
Special charge                          --       --      2.3     27.0
Interest expense                       5.6      7.7     18.0     23.5
Other income, net                     (0.5)    (1.1)    (8.2)    (4.4)
                                   -------- -------- -------- --------

Income (loss) before income taxes     13.8      1.2     22.7    (31.0)
Income tax expense (benefit)           4.3     (0.5)     5.2    (14.6)
                                   -------- -------- -------- --------
NET INCOME (LOSS)                     $9.5     $1.7    $17.5   ($16.4)
                                   ======== ======== ======== ========

EARNINGS (LOSS) PER COMMON SHARE:
  Basic                              $0.40    $0.06    $0.72   ($0.79)
                                   ======== ======== ======== ========
  Diluted                            $0.39    $0.06    $0.72   ($0.79)
                                   ======== ======== ======== ========


WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING
  Basic                               22.6     22.4     22.4     22.3
                                   ======== ======== ======== ========
  Diluted                             23.6     22.4     23.3     22.3
                                   ======== ======== ======== ========
Cash dividends per common share    $0.0825  $0.0825  $0.2475  $0.4950
                                   ======== ======== ======== ========

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.




                             PRELIMINARY
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                            (in Millions)

                                                     Nine Months Ended
                                                         March 31
                                                     -----------------

                                                       2004     2003
                                                     -------- --------

OPERATIONS:
  Net income (loss)                                    $17.5   ($16.4)
  Adjustments to reconcile net income (loss) to
   net cash provided from operations:
    Depreciation                                        36.9     40.5
    Amortization                                         6.4      7.6
    Deferred income taxes                               (7.1)    (5.2)
    Net pension expense (income)                        13.2     (2.6)
    Net loss on asset disposals                          0.3     (0.4)
    Special charge                                        --     23.9
  Changes in working capital and other:
    Receivables                                        (31.8)     3.9
    Inventories                                         (1.9)    13.0
    Other current assets                                 0.6     (1.5)
    Accounts payable                                    34.3     (5.2)
    Accrued current liabilities                         19.3     (3.6)
    Income tax refund                                    0.4     11.2
    Other, net                                           0.7     (8.5)
                                                     -------- --------
Net cash provided from operations                       88.8     56.7
                                                     -------- --------

INVESTING ACTIVITIES:
  Purchases of plant, equipment and software            (5.2)    (6.8)
  Proceeds from sale of business                          --      8.5
  Proceeds from disposals of plant and equipment         2.3      2.3
  Purchases of marketable securities                   (45.4)      --
  Sales of marketable securities                        26.2       --
                                                     -------- --------
Net cash (used for) provided from investing
 activities                                            (22.1)     4.0
                                                     -------- --------

FINANCING ACTIVITIES:
  Net change in short-term debt                        (15.1)    (1.8)
  Payments on long-term debt                           (20.1)   (11.1)
  Checks not cleared                                    (3.7)      --
  Dividends paid                                        (6.9)   (12.2)
  Proceeds from issuance of common stock                11.0       --
                                                     -------- --------
Net cash used for financing activities                 (34.8)   (25.1)
                                                     -------- --------
Effect of exchange rate changes on cash and cash
 equivalents                                            (0.1)     0.1
                                                     -------- --------
INCREASE IN CASH AND CASH EQUIVALENTS                   31.8     35.7
Cash and cash equivalents at beginning of period        53.5     18.7
                                                     -------- --------
Cash and cash equivalents at end of period             $85.3    $54.4
                                                     ======== ========

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.




                             PRELIMINARY
                      CONSOLIDATED BALANCE SHEET
                            (in Millions)

                                                   March 31   June 30
                                                     2004      2003
                                                   --------   -------

ASSETS
Current Assets:
  Cash and cash equivalents                           $85.3     $53.5
  Marketable securities                                19.2        --
  Accounts receivable, net                            146.9     113.8
  Inventories                                         183.0     180.9
  Other current assets                                 30.9      21.1
                                                   --------- ---------
    Total current assets                              465.3     369.3

Property, plant and equipment, net                    619.1     651.7
Prepaid pension cost                                  248.6     253.7
Goodwill                                               46.3      46.3
Trademarks and trade names, net                        24.6      25.4
Other assets                                           44.4      53.5
                                                   --------- ---------
Total assets                                       $1,448.3  $1,399.9
                                                   ========= =========

LIABILITIES
Current liabilities:
  Short-term debt                                      $2.6     $17.1
  Accounts payable                                     98.9      68.2
  Accrued compensation                                 25.8      13.5
  Accrued income taxes                                 17.0       6.1
  Accrued liabilities                                  37.2      40.6
  Deferred income taxes                                 8.4       4.3
  Current portion of long-term debt                     0.1       0.1
                                                   --------- ---------
    Total current liabilities                         190.0     149.9

Long-term debt, net of current portion                357.5     378.9
Accrued postretirement benefits                       185.9     182.4
Deferred income taxes                                 161.9     166.7
Other liabilities                                      37.3      47.4
                                                   --------- ---------
Total liabilities                                     932.6     925.3
                                                   --------- ---------


STOCKHOLDERS' EQUITY
  Convertible preferred stock                          21.3      10.2
  Common stock                                        119.5     117.3
  Capital in excess of par value - common stock       208.6     199.8
  Reinvested earnings                                 214.3     203.7
  Common stock in treasury, at cost                   (37.7)    (38.3)
  Deferred compensation                                (6.1)     (3.8)
  Accumulated other comprehensive income (loss)        (4.2)    (14.3)
                                                   --------- ---------
    Total stockholders' equity                        515.7     474.6
                                                   --------- ---------

Total liabilities and stockholders' equity         $1,448.3  $1,399.9
                                                   ========= =========




                             PRELIMINARY
                        SEGMENT FINANCIAL DATA
                            (in Millions)


                                        Three Months    Nine Months
                                            Ended          Ended
                                          March 31        March 31
                                       --------------- ---------------

                                        2004    2003    2004    2003
                                       ------- ------- ------- -------

Net sales:
  Specialty Metals                     $253.2  $204.3  $640.8  $569.2
  Engineered Products                    28.0    31.1    81.0    91.2
  Intersegment                           (0.8)   (0.8)   (1.9)   (1.7)
                                       ------- ------- ------- -------
  Consolidated net sales               $280.4  $234.6  $719.9  $658.7
                                       ======= ======= ======= =======

Operating results:
  Specialty Metals                      $24.0    $8.1   $50.3   $15.8
  Engineered Products                     4.2     2.8    11.2     9.4
  Net pension (expense) income           (4.4)    0.8   (13.2)    2.6
  Corporate costs                        (4.9)   (3.9)  (13.5)  (12.7)
  Special charge                          ---     ---    (2.3)  (27.0)
  Interest expense                       (5.6)   (7.7)  (18.0)  (23.5)
  Other income, net                       0.5     1.1     8.2     4.4
                                       ------- ------- ------- -------

   Consolidated income (loss) before
      income taxes                      $13.8    $1.2   $22.7  ($31.0)
                                       ======= ======= ======= =======

Carpenter is organized in the following business units: Specialty Alloys Operations, Dynamet, Carpenter Powder Products and Engineered Products. For segment reporting, the Specialty Alloys Operations, Dynamet and Carpenter Powder Products operating segments have been aggregated into one reportable segment, Specialty Metals, because of the similarities in products, processes, customers, distribution methods and economic characteristics.

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.




                             PRELIMINARY
                     SELECTED FINANCIAL MEASURES
                            (in Millions)


                            Three Months Ended     Nine Months Ended
                                 March 31              March 31
                          ---------------------- ---------------------
FREE CASH FLOW               2004       2003        2004       2003
                          ---------- ----------- ---------- ----------

Net cash provided from
 operations                   $50.1       $16.2      $88.8      $56.7
Purchases of plant,
 equipment and software        (2.0)       (1.5)      (5.2)      (6.8)
Proceeds from sale of
 business                       ---         8.5        ---        8.5
Proceeds from disposals
 of plant and
 equipment                      1.7         1.6        2.3        2.3
Dividends paid                 (2.4)       (2.2)      (6.9)     (12.2)
                          ---------- ----------- ---------- ----------
Free cash flow                $47.4       $22.6      $79.0      $48.5
                          ========== =========== ========== ==========

Free cash flow is a measure of cash generated which management evaluates for alternative uses and has chosen to apply to debt repayment.


                           March 31  December 31  March 31
NET DEBT                     2004       2003        2003
                          ---------- ----------- ----------

Accounts receivable
 purchase facility            $10.0       $10.0      $10.0
Short-term debt                 2.6         8.6       16.2
Current portion of long-
 term debt                      0.1         0.1       50.1
Long-term debt, net of
 current portion              357.5       355.6      357.5
                          ---------- ----------- ----------
Total Debt                    370.2       374.3      433.8
Cash                          (85.3)      (34.3)     (54.4)
Marketable securities         (19.2)      (18.7)        --
                          ---------- ----------- ----------
Net Debt                     $265.7      $321.3     $379.4
                          ========== =========== ==========

Accumulated cash and marketable securities are expected to be used for debt repayment until a targeted debt to capital ratio is achieved.


                            Three Months Ended     Nine Months Ended
                                 March 31              March 31
                          ---------------------- ---------------------
NET SALES ADJUSTED FOR
DIVESTED COMPANIES           2004       2003       2004       2003
                          ---------- ----------- ---------- ----------

Net sales                    $280.4      $234.6     $719.9     $658.7
Divested companies               --        (1.4)        --      (12.9)
                          ---------- ----------- ---------- ----------
Net sales adjusted for
 divested companies          $280.4      $233.2     $719.9     $645.8
                          ========== =========== ========== ==========




                             PRELIMINARY
                     SELECTED FINANCIAL MEASURES
                 (in Millions, Except per Share Data)


                                        Three Months    Nine Months
                                           Ended           Ended
                                          March 31        March 31
                                       --------------- ---------------
NET PENSION EXPENSE (INCOME)             2004    2003    2004    2003
                                       ------- ------- ------- -------

Pension plan expense (income)            $2.2   ($4.1)   $6.6  ($12.3)
Other postretirement benefit expense      2.2     3.3     6.6     9.7
                                       ------- ------- ------- -------
                                          4.4    (0.8)   13.2    (2.6)
Income tax (benefit) expense             (1.6)    0.3    (4.9)    1.0
                                       ------- ------- ------- -------
Net pension expense (income)             $2.8   ($0.5)   $8.3   ($1.6)
                                       ======= ======= ======= =======

Pension expense (income) per share      $0.12  ($0.02)  $0.36  ($0.07)
                                       ======= ======= ======= =======

Weighted average diluted common shares   23.6    22.4    23.3    22.3
                                       ======= ======= ======= =======


                                        Three Months    Nine Months
                                            Ended           Ended
                                          March 31        March 31
                                       --------------- ---------------
SPECIAL CHARGE                           2004    2003    2004    2003
                                       ------- ------- ------- -------

Premium on early retirement of debt        --      --    $2.3   $ --
Reductions in workforce                    --      --      --    17.4
Pension plan curtailment loss              --      --      --     6.7
Writedown of certain assets                --      --      --     2.9
                                       ------- ------- ------- -------
Special charge                             --      --     2.3    27.0
Income tax benefit                         --      --    (0.8)  (10.8)
                                       ------- ------- ------- -------
Special charge, net of income taxes        --      --    $1.5   $16.2
                                       ======= ======= ======= =======

Special charge per share                   --      --   $0.06   $0.73
                                       ======= ======= ======= =======

Weighted average diluted common shares   23.6    22.4    23.3    22.3
                                       ======= ======= ======= =======


                                        Three Months    Nine Months
                                            Ended           Ended
                                          March 31        March 31
                                       --------------- ---------------
INCOME BEFORE OTHER INCOME               2004    2003    2004    2003
 AND EXPENSE                           ------- ------- ------- -------

Net sales                              $280.4  $234.6  $719.9  $658.7
Cost of sales                          (231.7) (198.7) (597.3) (553.3)
Selling and administrative expenses     (29.8)  (28.1)  (87.8)  (90.3)
                                       ------- ------- ------- -------
Income before other income and expense  $18.9    $7.8   $34.8   $15.1
                                       ======= ======= ======= =======

    CONTACT: Carpenter Technology Corporation
             Investors:
             Jaime Vasquez, 610-208-2165
             jvasquez@cartech.com
             or
             Media:
             Katharine B. Marshall, 610-208-3034
             kmarshall@cartech.com